THOMASLLOYD FUNDS

("REGISTRANT")

FILE NO. 811-09156

FOR THE ANNUAL PERIOD ENDED DECEMBER 31, 2006

EXHIBIT INDEX

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Sub-Item 77C.  Submission of matters to a vote of security holders.

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Sub-Item 77C: At a Special Meeting of Shareholders of the Registrant held on December 15, 2006, shareholders of the Registrant approved an advisory agreement between the Registrant and the adviser, as acquired by DKM Asset Management AG. ..

     The results of the shareholder vote were as follows:

     FOR            AGAINST        ABSTAIN

  418,640                  0                        0